Exhibit 99

December 18, 2002

CONTACT:

Sun Bancorp, Inc.	Sun Bancorp, Inc.
Robert J. McCormack	Sandra J. Miller
President & Chief Executive Officer	Executive Vice President &
570-372-7101	Chief Banking Officer
bmccormack@sunbankpa.com	570-372-2123
smiller@sunbankpa.com

Sun Bancorp, Inc. Reaches Agreement to Acquire

Bank Capital Services Corporation

Selinsgrove, PA — Sun Bancorp, Inc. (NASDAQ: SUBI) today announced that it has reached a definitive agreement to acquire Bank Capital Services Corporation, a leasing company headquartered in Wilkes-Barre, Pennsylvania.

Bank Capital is owned by Gary Cook, president, and Carol Phillips, chief financial officer, and provides outsourcing of major equipment and auto leasing for banks. Services provided by Bank Capital include data processing, administration, and marketing of leasing.  Terms of the acquisition were not disclosed.

“More and more businesses are utilizing leasing each year because it is a cost-effective way to increase efficiency, production and profits. The addition of Bank Capital to the Sun organization will enable us to bring our leasing program in-house.  It complements our customer relationship management strategy and fits with our focus on diversifying revenue sources,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.

“We’ve been partnering with Bank Capital for two years and know first hand their commitment to building client relationships, their top notch customer service and their expertise in the leasing business,” Mr. McCormack continued.  “Gary Cook and Carol Phillips will continue to lead Bank Capital, and we are thrilled that they are joining the Sun team.”

Sun will retain all Bank Capital employees, and the company will remain in its current offices in Pittston.

Sun Bancorp, Inc., headquartered 50 miles north of Harrisburg in Selinsgrove, Pennsylvania, is a $949 million bank holding company.  Sun operates 23 branches in Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania.  The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges.  Sun also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, and is 30% owner in Sun Abstract & Settlement Services, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.